UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 20, 2009
EXTERRAN PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33078	22-3935108

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive,
Houston, Texas	77060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 836-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Action by Exterran Holdings, Inc.
2008 Annual Performance Pay Plan
On February 20, 2009, the compensation committee of the board of directors of Exterran Holdings, Inc. (the “Exterran Holdings compensation committee”) approved annual incentive bonuses for 2008 under the Exterran Holdings, Inc. Annual Performance Pay Plan (the “APPP”) for the following individuals, who are our “Named Executive Officers” for 2008:

		2008 Annual
		Incentive Bonus
Officer	Title with Exterran GP LLC	($)
Stephen A. Snider	Chief Executive Officer	352,800
Daniel K. Schlanger	Senior Vice President and Chief Financial Officer	88,200
J. Michael Anderson	Senior Vice President	146,100
D. Bradley Childers	Senior Vice President	139,900
Donald C. Wayne	Senior Vice President and General Counsel	83,800
The amounts awarded under the APPP are expected to be paid in March 2009. Pursuant to the terms of an omnibus agreement between us, our general partner, Exterran Holdings and others (the “Omnibus Agreement”), we will reimburse Exterran Holdings for that portion of our Named Executive Officers’ compensation, including the 2008 annual incentive bonuses, allocated to us.
Incentive Program for 2009
On February 20, 2009, the Exterran Holdings compensation committee adopted a short-term incentive program (the “Incentive Program”) to provide the short-term incentive compensation element of Exterran Holdings’ and our total direct compensation program for this year. Under the Incentive Program, which replaces the APPP for 2009, each Named Executive Officer will be eligible to receive an annual cash award based on the Exterran Holdings compensation committee’s assessment of Exterran Holdings’ performance for 2009 relative to key business activities and key business indicators listed below, as well as one or more of the following items that the Exterran Holdings compensation committee may choose to consider, in its discretion:
•	Exterran Holdings’ performance relative to its business plan;

•	existing or anticipated financial, economic and industry conditions; and

•	such other factors or criteria as the Exterran Holdings compensation committee, in its discretion, deems appropriate.
The Exterran Holdings key business activities and key business indicators relate to the following in 2009:
•	employee training and development;

•	efficient management of Exterran Holdings’ idle assets;

•	financial and equityholder returns;

•	project management; and

•	safety.
The Exterran Holdings compensation committee intends to award performance-based short-term incentive compensation for 2009 under the Incentive Program based on the committee’s assessment, with input from management, of Exterran Holdings’ performance based on the criteria listed above, as well as each executive officer’s individual contribution toward those criteria. No specific weighting will be assigned to any particular Exterran Holdings performance or individual level of contribution, and, with respect to a performance-based award to be made to a particular executive officer, no specific weighting will be made as between Exterran Holdings’ performance and individual contribution.
Each executive officer’s target bonus payment under the Incentive Program will be a specified percentage of that individual’s base salary from Exterran Holdings, and each executive officer’s actual bonus payment may be paid out at a level of 0% to 200% of target bonus, based on Exterran Holdings’ performance, as may be adjusted based on individual performance, in each case based on the Exterran Holdings compensation committee’s determination, in its discretion and with input from management, of the level of attainment of applicable Exterran Holdings and individual performance. The Exterran Holdings compensation committee considered the relative responsibility of each executive officer and his potential impact on the achievement of Exterran Holdings’ performance criteria, in determining the target 2009 bonus opportunity for each of the Named Executive Officers (expressed as a percentage of each Named Executive Officer’s base salary from Exterran Holdings for 2009), which is as follows:

		2009 Bonus
		Target
Executive Officer	Title with Exterran GP LLC	(%)
Stephen A. Snider	Chief Executive Officer	100(1)
Daniel K. Schlanger	Senior Vice President and Chief Financial Officer	60
J. Michael Anderson	Senior Vice President	70
D. Bradley Childers	Senior Vice President	70
Donald C. Wayne	Senior Vice President and General Counsel	50

(1)	Mr. Snider’s actual payout under the Incentive Program for 2009 will be prorated for the period from January 1, 2009 through the date of his planned retirement.
The Exterran Holdings compensation committee has determined that Mr. Snider will participate in the Incentive Program for 2009, as discussed above, although the amount of his award under the Incentive Program will be prorated for the period from January 1, 2009 through the date of his planned retirement by June 30, 2009 (the “Employment Period”). Mr. Snider may elect to be paid his award either upon his retirement or in March 2010 concurrently with the payment of awards to the other Named Executive Officers. With respect to Exterran Holdings’ performance, the amount of Mr. Snider’s award will be determined by the Exterran Holdings compensation committee in its sole discretion, based on the committee’s assessment of Exterran Holdings’ performance for (i) the Employment Period, if Mr. Snider elects to be paid his award upon his retirement, or (ii) the year ending December 31, 2009, if Mr. Snider elects to be paid his award in March 2010. With respect to individual performance, the amount of Mr. Snider’s award will be determined by the Exterran Holdings compensation committee in its sole discretion, based on the committee’s evaluation of Mr. Snider’s individual performance during the Employment Period.
Other than with respect to Mr. Snider, we anticipate that awards under the Incentive Program for the year ending December 31, 2009 will be determined and paid in the first quarter of 2010. Pursuant to the terms of the Omnibus Agreement, we will reimburse Exterran Holdings for that portion of our Named Executive Officers’ compensation, including any 2009 annual incentive bonuses awarded under the Incentive Program, allocated to us.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN PARTNERS, L.P.

	By:	Exterran General Partner, L.P., its general partner

	By:	Exterran GP LLC, its general partner

(Registrant)

February 26, 2009	By:	/s/ Daniel K. Schlanger

Daniel K. Schlanger
Senior Vice President and Chief Financial Officer